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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

CARGURUS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 5, 2024

The following information supplements and amends the definitive proxy statement of CarGurus, Inc. (the Company) filed with the U.S. Securities and Exchange Commission on April 26, 2024 (the Proxy Statement) and furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for the 2024 Annual Meeting of Stockholders of the Company to be held virtually on Wednesday, June 5, 2024, at 2:00 p.m. Eastern Time, conducted via live audio webcast at www.virtualshareholdermeeting.com/CARG2024, and any adjournment or postponement thereof.

The Company is filing this supplement to the Proxy Statement (the Supplement) to clarify the treatment of broker non-votes with respect to Proposal 4.

Voting Standard for Proposal 4

The text below replaces, in its entirety, the paragraph under the heading “What vote is required to approve each proposal and how are votes counted? – Proposal 4 – Amendment to Our Fourth Amended and Restated Certificate of Incorporation to Reflect New Delaware Law Provisions Regarding Officer Exculpation” on page 6 of the Proxy Statement:

To approve Proposal 4, the affirmative vote of the holders of shares of capital stock of the Company representing a majority of the votes applicable to all outstanding shares of capital stock of the Company then entitled to vote at an election of directors is required to approve the amendment to our Fourth Amended and Restated Certificate of Incorporation. Proposal 4 is a non-discretionary matter. If your shares are held in street name and you do not instruct your broker or other nominee how to vote your shares, your broker or other nominee cannot vote your shares on Proposal 4. Abstentions and broker non-votes, if any, will have the effect of a vote AGAINST this proposal.

Except as described above, this Supplement does not modify, amend, supplement, or otherwise affect the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 4 in the Proxy Statement for instructions on how to do so.